                                                                  EXHIBIT (d)(2)





                             STOCKHOLDERS AGREEMENT



                                      among



                                  MOHAWK CORP.,

                            MOHAWK ACQUISITION CORP.

                                       and

                        CERTAIN STOCKHOLDERS OF PSC INC.





                            Dated as of June 5, 2000

                  STOCKHOLDERS AGREEMENT, dated as of June 5, 2000 (this "Agreement"), among MOHAWK CORP., a Delaware corporation ("Parent"), MOHAWK ACQUISITION CORP., a New York corporation and a wholly owned subsidiary of Parent ("Purchaser"), and each of the parties identified on Schedule A hereto (each, a "Stockholder" and collectively, the "Stockholders").

                  WHEREAS, concurrently with the execution of this Agreement, Parent, Purchaser and PSC Inc., a New York corporation (the "Company"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement) pursuant to which, upon the terms and subject to the conditions thereof, the Purchaser will be merged with and into the Company (the "Merger");

                  WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of and has the power to vote or to direct the vote of the number of shares of common stock, par value $.01 per share ("Common Stock"), of the Company, as set forth opposite such Stockholder's name on Schedule A hereto (such shares of Common Stock and any securities into which such shares may be converted or exchanged and any securities issued in replacement of, or as a dividend or distribution on or otherwise in respect of, such shares, being referred to herein as the "Shares");

                  WHEREAS, as a condition to entering into the Merger Agreement and incurring the obligations set forth therein, including the Offer, Parent and Purchaser have required that the Stockholders enter into this Agreement; and

                  WHEREAS, the Stockholders believe that it is in the best interests of the Company and its stockholders to induce Parent and Purchaser to enter into the Merger Agreement and, therefore, the Stockholders are willing to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

                                    ARTICLE I

                          TRANSFER AND VOTING OF SHARES

                  SECTION 1.01 Tendering of Shares. Each Stockholder hereby agrees that such Stockholder shall tender or cause to be tendered all of such Stockholder's respective Shares pursuant to the terms of the Offer, and shall not withdraw such Shares from the Offer unless the Offer is terminated; provided; however, that any Stockholder who would incur liability under Section 16(b) of the Exchange Act as a result thereof shall not be required to tender such Shares to the extent necessary to avoid such liability.

                  SECTION 1.02. Irrevocable Proxy. (a) Each Stockholder hereby irrevocably appoints Parent and each of its officers as such Stockholder's attorney, agent and proxy, to vote and otherwise act as Parent and each of its officers deems appropriate (by written consent or otherwise), in its sole discretion, with respect to such Stockholder's Shares at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned meeting), including the right to sign its name (as stockholder) to any consent in lieu of a meeting or call of a special meeting or any documents incidental to the foregoing that the law of the State of New York may permit or require on the following matters (the "Irrevocable Proxy"): (i) the approval and adoption of the Merger Agreement and approval of the Merger and all other transactions contemplated by the Merger Agreement and this Agreement; (ii) any action, agreement, transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including, without limitation, any Acquisition Proposal or Superior Proposal) that could result in any of the conditions to the Company's obligations under the Merger Agreement (whether or not theretofore terminated) not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere, delay, discourage or adversely affect the Merger Agreement (whether or not theretofore terminated), the Offer, the Merger or this Agreement; (iii) any other action, proposal, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) that would result in a breach of any covenant, obligation, agreement, representation or warranty of the Company under the Merger Agreement (whether or not theretofore terminated) or of any of the Stockholders contained in this Agreement; and (iv) any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of the Company. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM THE STOCKHOLDER MAY TRANSFER ANY OF THE SHARES IN VIOLATION OF THIS AGREEMENT. Each Stockholder acknowledges receipt of a copy of the Merger Agreement and the review thereof.

                  (b) Each Stockholder hereby revokes all other proxies and powers of attorney with respect to such Stockholder's Shares that may have heretofore been appointed or granted. No Stockholder shall grant any proxies or powers of attorney with respect to matters set forth in (a) above, deposit any of the Shares into a voting trust or enter into a voting agreement with respect to any of the Shares, in each case with respect to such matters.

                  SECTION 1.03. No Solicitation of Transactions. Each Stockholder agrees that between the date of this Agreement and the date of termination of the Merger Agreement, such Stockholder shall not, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal. Each Stockholder shall immediately cease all discussions or negotiations of such Stockholder and such Stockholder's directors, officers, affiliates, employees, agents, advisors or other representatives with any person with respect to an Acquisition Proposal existing as of the date hereof. To the extent, and only to the extent, that the Company is required under the terms of Section 7.05(d) of the Merger Agreement to provide such notice and information and has not separately provided such notice and information, each Stockholder shall advise Parent orally

(within three (3) business days) and in writing (as promptly as practicable thereafter) of: (i) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal of which such Stockholder has actual knowledge, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request to the extent of such Stockholder's actual knowledge and (ii) any changes in any such Acquisition Proposal or request of which such Stockholder has actual knowledge, in each case, except to the extent the terms of such Acquisition Proposal prohibits such disclosure.

                  SECTION 1.04. Action in Stockholder Capacity Only. No Stockholder makes any agreement or understanding herein in any capacity other than his, her or its capacity as a stockholder of the Company, and nothing herein shall limit or affect any actions taken in any other capacity. Without limiting the generality of the foregoing sentence and notwithstanding anything to the contrary in this Agreement, in the case of any Stockholder who is an officer or director of the Company, to the extent that any provision of this Agreement, other than Sections 1.01, 1.02 and 4.01, would prevent or interfere with the fulfillment of such Stockholder's fiduciary duties under New York Law, such provision shall have no force and effect.

                  SECTION 1.05. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholders, and Parent and Purchaser shall have no authority to direct the Stockholders in the voting of any Shares except as specifically provided herein.

                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

                  Each Stockholder hereby, severally and not jointly, represents and warrants to Parent as follows:

                  SECTION 2.01. Authorization, Etc. Each Stockholder has all requisite power, legal capacity and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by or on behalf of such Stockholder and, assuming its due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  SECTION 2.02. No Violation; Required Filings and Consents. (a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, (i) assuming all consents, approvals, authorizations and permits described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, violate any Law applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected or (ii) if applicable, result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, for any such violations, breaches, defaults or other occurrences which would neither, individually or in the aggregate, prevent nor materially delay the performance by such Stockholder of any of such Stockholder's obligations pursuant to this Agreement.

                  (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act or the HSR Act and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay such Stockholder from performing such Stockholder's obligations under this Agreement.

                  SECTION 2.03. Title to Shares. As of the date hereof, such Stockholder is the record and beneficial owner of, and has good and marketable title to, the Shares set forth opposite such Stockholder's name on Exhibit A hereto free and clear of any Lien, proxy, voting restriction, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, other than pursuant to this Agreement and the Merger Agreement and other than any imposed by the federal and state securities laws and except for Liens, proxies, voting restrictions, limitations on disposition, adverse claims of ownership or use and encumbrances which would neither, individually or in the aggregate, prevent nor materially delay the performance by such Stockholder of any of such Stockholder's obligations pursuant to this Agreement and which would be released at or prior to the expiration of the Offer. Upon tender of the Shares and payment therefor in accordance with this Agreement and the Merger Agreement, Purchaser will own the Shares owned by such Stockholder free and clear of Liens.

                  SECTION 2.04. Valid Issuance. To such Stockholder's knowledge, the Shares owned by such Stockholder have been validly issued and are fully paid and nonassessable.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

                  Parent and Purchaser hereby jointly and severally represent and warrant to each Stockholder as follows:

                  SECTION 3.01. Due Organization; Authority Relative to this Agreement. Parent and Purchaser are corporations duly organized, validly existing and in good standing under the laws of Delaware and New York, respectively. Parent and Purchaser have all necessary corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming its due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of the principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  SECTION 3.02. No Violation; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) violate the Certificate of Incorporation, By-laws or other organizational documents of Parent or Purchaser or any subsidiary of Parent, (ii) assuming that all consents, approvals, authorizations and permits described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, violate any Law applicable to Parent or Purchaser or any subsidiary of Parent or by which any property or asset of Parent or Purchaser or any subsidiary of Parent is bound or affected or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser or any subsidiary of Parent pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such violations, breaches, defaults or other occurrences which would neither, individually or in the aggregate, prevent or materially delay the performance by Parent and Purchaser of any of their obligations pursuant to this Agreement and the Merger Agreement.

                  (b) The execution and delivery of this Agreement do not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act and the HSR Act and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay Parent and Purchaser from performing their obligations under this Agreement.

                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS

                  SECTION 4.01. No Disposition or Encumbrance of Shares. Each Stockholder severally and not jointly agrees that, except as contemplated by this Agreement, prior to the termination of this Agreement, such Stockholder shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), pledge, encumber or otherwise dispose of any of the Shares, (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement or create any Lien with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of Law) or other disposition of any Shares, (d) take any action that would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations hereunder or (e) directly or indirectly initiate, solicit or encourage any person to take actions that could reasonably be expected to lead to the occurrence of any of the foregoing; provided, however, that each Stockholder shall be entitled to transfer all or any portion of such Stockholder's Shares to any Permitted Transferee who or which, as applicable, agrees in writing to be bound by the provisions of this Agreement. As used herein, "Permitted Transferee" means (A) in the case of any Stockholder who is a natural person and who is a signatory to this Agreement on the date hereof, a person who is the descendent or spouse of such Stockholder or a partnership, corporation, trust or other entity the entire beneficial interest of which is owned or controlled by such descendant or spouse and (B) any charitable trust or foundation; in each case to whom or to which, as applicable, Shares are transferred from such Stockholder (i) by will or the laws of descent and distribution or (ii) by gift without consideration of any kind.

                  SECTION 4.02. Other Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereunder.

                  SECTION 4.03. Disclosure. Each Stockholder agrees to permit Parent and Purchaser to publish and disclose in the Offer Documents and the Proxy Statement and related filings under the securities laws such Stockholder's identity and ownership of Shares and the nature of his or her commitments, arrangements and understandings under this Agreement and any other information required by applicable Law.

                                    ARTICLE V

                                   TERMINATION

                  SECTION 5.01. Termination. Each Stockholder's obligation hereunder to tender, and not withdraw, their Shares pursuant to the Offer shall terminate on the expiration of the Offer. The remaining provisions of this Agreement shall terminate upon the earliest to occur of (i) the effective time of the Merger and (ii) the termination of the Merger Agreement. Nothing in this
Section 5.01 shall relieve any party of liability for any breach of this Agreement.

                                   ARTICLE VI

                                  MISCELLANEOUS

                  SECTION 6.01. Additional Shares. In the event a Stockholder becomes the beneficial owner of any additional Shares or other securities of the Company and any securities into which such shares or securities may be converted or exchanged and any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or securities, then the terms of this Agreement, including the term "Shares" as defined herein, shall apply to such additional securities. Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new Shares received by such Stockholder, if any, after the date hereof.

                  SECTION 6.02. Expenses. Except as otherwise provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

                  SECTION 6.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, by overnight courier or by registered or certified mail (postage prepaid, return receipt requested) (and shall be deemed to have been given when delivered by hand, one (1) business day after sending by overnight courier, or seven (7) days after mailing by registered or certified mail, as the case may be), to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.03):

                  (a)      If to Parent or Purchaser:

                           Mohawk Corp.
                           4341 State Street Road
                           P.O. Box 220
                           Skaneateles Falls, NY  13153-0220
                           Attention:  Joe Hennigan

                           with a copy to:

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, NY  10022
                           Attention: Spencer D. Klein, Esq.

                  (b) If to any Stockholder, to the address set forth below such Stockholder's name on the signature pages hereof.

                  with copies to:

                           PSC Inc.
                           675 Basket Road
                           Webster, NY  14580-9787
                           Attention: Elizabeth J. McDonald, Esq.

                  with a copy to:

                           Ropes & Gray
                           One International Place
                           Boston, MA 02110-2624
                           Attention: Winthrop G. Minot, Esq.

                  SECTION 6.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

                  SECTION 6.05. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether pursuant to a merger, by operation of law or otherwise), without prior written consent of the other parties, except that (a) Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve Parent or Purchaser of its obligations hereunder if the assignee fails to perform such obligations and (b) a Stockholder may assign all or any of such Stockholder's rights and obligations with respect to Shares validly transferred to a Permitted Transferee in accordance with Section 4.01 to such Permitted Transferee.

                  SECTION 6.06. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                  SECTION 6.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  SECTION 6.08. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  SECTION 6.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state court sitting in the Fifth Judicial District or Seventh Judicial District of the New York Supreme Court or any federal court sitting in the Northern District of the State of New York or the Western District of the State of New York. The parties hereto hereby
(a) submit to the exclusive jurisdiction of any New York state court sitting in the Fifth Judicial District or Seventh Judicial District of the New York Supreme Court and any federal court sitting in the Northern District of the State of New York or the Western District of the State of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

                  SECTION 6.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 6.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  SECTION 6.12. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect thereto; provided, however, that any capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

                  SECTION 6.13. Further Assurances. From time to time, at the request of Parent, in the case of any Stockholder, or at the request of the Stockholders, in the case of Parent or Purchaser and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transaction contemplated by this Agreement.

                  SECTION 6.14. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person to which legal or beneficial ownership of such Shares shall pass, whether by merger, by operation of law or otherwise.

                  IN WITNESS WHEREOF, Parent and Purchaser have each caused this Agreement to be executed by its officer thereunto duly authorized and each Stockholder has caused this Agreement to be executed, or duly executed by an authorized signatory, as of the date first written above.

                                                     MOHAWK CORP.


                                                     By /s/ William F. Allyn
                                                        -----------------------
                                                        Name: William F. Allyn
                                                        Title: Chairman



                                                     MOHAWK ACQUISITION CORP.


                                                     By /s/ William F. Allyn
                                                        -----------------------
                                                        Name: William F. Allyn
                                                        Title: Chairman



                                                     STOCKHOLDERS

                                                     /s/ Phillip A. Eckerdt
                                                     -----------------------
                                                     Name: Phillip A. Eckerdt


                                                     /s/ Robert S. Ehrlich
                                                     -----------------------
                                                     Name: Robert S. Ehrlich


                                                     /s/ Jay M. Eastman
                                                     -----------------------
                                                     Name: Jay M. Eastman


                                                     /s/ Donald K. Hess
                                                     -----------------------
                                                     Name: Donald K. Hess

                                                     /s/ David L. Latimer
                                                     ---------------------------
                                                     Name: David L. Latimer


                                                     /s/ Linda J. Miller
                                                     ---------------------------
                                                     Name: Linda J. Miller


                                                     /s/ Thomas J. Morgan
                                                     ---------------------------
                                                     Name: Thomas J. Morgan


                                                     /s/ James C. O'Shea
                                                     ---------------------------
                                                     Name: James C. O'Shea


                                                     /s/ Brad R. Reddersen
                                                     ---------------------------
                                                     Name: Brad R. Reddersen


                                                     /s/ Jack E. Rosenfeld
                                                     ---------------------------
                                                     Name: Jack E. Rosenfeld


                                                     /s/ Matt D. Schler
                                                     ---------------------------
                                                     Name: Matt D. Schler


                                                     /s/ Robert C. Strandberg
                                                     ---------------------------
                                                     Name: Robert C. Strandberg

                                                     /s/ Justin L. Vigdor
                                                     ---------------------------
                                                     Name: Justin L. Vigdor


                                                     /s/ Bert W. Wasserman
                                                     ---------------------------
                                                     Name: Bert W. Wasserman


                                                     /s/ G. Lloyd West
                                                     ---------------------------
                                                     Name: G. Lloyd West


                                                     /s/ William J. Woodard
                                                     ---------------------------
                                                     Name: William J. Woodard

                                   SCHEDULE A


                              List of Stockholdings

                                                             Number of Shares
                                  Number of Shares           of Common Stock
                                  of Common Stock         Held Beneficially But
   Name of Stockholder             Held of Record             Not of Record
   -------------------             --------------             -------------

Phillip A. Eckerdt                     3,640                      7,750
Robert S. Ehrlich                    206,500                    142,966
Jay M. Eastman                        13,522                    115,328
Donald K. Hess                        23,170                     22,750
Dave Latimer                           1,487                      7,500
Linda Miller                           3,611                        0
Thomas J. Morgan                       4,223                     22,750
James C. O'Shea                       12,720                     22,750
Brad R. Redderson                      4,361                     46,250
Jack E. Rosenfeld                     27,996                     22,750
Matt Schler                            1,395                        0
Robert C. Strandberg                  44,143                    191,034
Justin L. Vigdor                       7,363                     22,750
Burt W. Wasserman                     50,000                      3,250
Lloyd West                               0                          0
William J. Woodard                    20,205                     86,605

Total                                424,336                    714,433